UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549



                           FORM U-13-60


                           ANNUAL REPORT

                          FOR THE PERIOD


 Beginning  January 1, 2000   and Ending    December 31, 2000
            ---------------                 ------------------


                                 TO THE
                 U.S. SECURITIES AND EXCHANGE COMMISSION
                                   OF


                 Alliant Energy Corporate Services, Inc.
--------------------------------------------------------------------------------
                    (Exact Name of Reporting Company)

A                         Subsidiary                      Service Company
  -------------------------------------------------------
 ("Mutual" or "Subsidiary")

Date of Incorporation      December 8, 1997
                       --------------------------
If not Incorporated, Date of Organization ____________________________

State or Sovereign Power under which Incorporated or Organized      Iowa
                                                               ----------------

Location of Principal Executive Offices of Reporting Company    Dubuque, Iowa
                                                              -----------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

John E. Kratchmer,  Corporate Controller and Chief Accounting Officer,
--------------------------------------------------------------------------------
(Name)                                (Title)

222 W. Washington Avenue, Madison, Wisconsin 53703
--------------------------------------------------------------------------------
                   (Address)


Name of Principal Holding Company Whose Subsidiaries are served by Reporting Company:

                 Alliant Energy Corporation
--------------------------------------------------------------------------------

              INSTRUCTIONS FOR USE OF FORM U-13-60

1.   Time of Filing.
     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.   Number of Copies.
     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report become necessary.

3.   Period Covered by Report.
     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.   Report  Format.
     Reports  shall be submitted  on the forms  prepared by the Commission.
     If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.   Money  Amounts  Displayed.
     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X (Section 210.3-01(b)).

6.   Deficits  Displayed.
     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, Section 210-3.01(c)).

7.   Major Amendments or Corrections.
     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.   Definitions.
     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.  Organization Chart.
    The service company shall submit with each annual report a copy of its current organization chart.

10. Methods of  Allocation.
    The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11. Annual  Statement of Compensation  for Use of Capital  Billed.
    The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

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

------------------------------------------------------------------------------------------------------------------------
                LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                                               Page
                                                                                                           Number
------------------------------------------------------------------------------------------------------------------------
                                                                            Schedule or Account
     Description of Schedules and Accounts                                        Number
------------------------------------------------------------------------------------------------------
         COMPARATIVE BALANCE SHEET                                             Schedule I                    5-6
         SERVICE COMPANY PROPERTY                                              Schedule II                   7-8
         ACCUMULATED PROVISION FOR DEPRECIATION
         AND AMORTIZATION OF SERVICE COMPANY
         PROPERTY                                                              Schedule III                   9
         INVESTMENTS                                                           Schedule IV                   10
         ACCOUNTS RECEIVABLE FROM ASSOCIATE
         COMPANIES                                                             Schedule V                    11
         FUEL STOCK EXPENSES UNDISTRIBUTED                                     Schedule VI                   12
         STORES EXPENSE UNDISTRIBUTED                                          Schedule VII                  13
         MISCELLANEOUS CURRENT AND ACCRUED ASSETS                              Schedule VIII                 14
         MISCELLANEOUS DEFERRED DEBITS                                         Schedule IX                   15
         RESEARCH, DEVELOPMENT, OR DEMONSTRATION
         EXPENDITURES                                                          Schedule X                    16
         PROPRIETARY CAPITAL                                                   Schedule XI                   17
         LONG-TERM DEBT                                                        Schedule XII                  18
         CURRENT AND ACCRUED LIABILITIES                                       Schedule XIII                 19
         NOTES TO FINANCIAL STATEMENTS                                         Schedule XIV                 20-23
         STATEMENT OF INCOME                                                   Schedule XV                   24
         ANALYSIS OF BILLING-ASSOCIATE COMPANIES                               Account 457                   25
         ANALYSIS OF BILLING-NONASSOCIATE COMPANIES                            Account 458                   26
         ANALYSIS OF CHARGES FOR SERVICE-ASSOCIATE
         AND NONASSOCIATE COMPANIES                                            Schedule XVI                  27
         SCHEDULE OF EXPENSE DISTRIBUTION BY
         DEPARTMENT OR SERVICE FUNCTION                                        Schedule XVII                28-31
         DEPARTMENTAL ANALYSIS OF SALARIES                                     Account 920                   32
         OUTSIDE SERVICES EMPLOYED                                             Account 923                  33-39
         EMPLOYEE PENSIONS AND BENEFITS                                        Account 926                   40
         GENERAL ADVERTISING EXPENSES                                          Account 930.1                41-43
         MISCELLANEOUS GENERAL EXPENSES                                        Account 930.2                 44
         RENTS                                                                 Account 931                   45
         TAXES OTHER THAN INCOME TAXES                                         Account 408                   46
         DONATIONS                                                             Account 426.1                 47
         OTHER DEDUCTIONS                                                      Account 426.5                 48
         NOTES TO STATEMENT OF INCOME                                          Schedule XVIII                49

------------------------------------------------------------------------------------------------------------------------

                                       3
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

---------------------------------------------------------------------------------------------------------------
          LISTING OF INSTRUCTIONAL FILING REQUIREMENTS                                             Page
                                                                                                  Number
---------------------------------------------------------------------------------------------------------------

      Description of Reports or Statements
--------------------------------------------------------------------------------------------

          EXECUTIVE ORGANIZATION CHART                                                              50


          METHODS OF ALLOCATION                                                                   51-54


          ANNUAL STATEMENT OF COMPENSATION FOR USE                                                  55
          OF CAPITAL BILLED


---------------------------------------------------------------------------------------------------------------
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                                       4
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
                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ----------------------------------------


-------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
                   Give balance sheet of the Company as of December 31 of the current and prior year
-------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                           ASSET AND OTHER DEBITS                                     AS OF DECEMBER 31
------------------------------------------------------------------------------------
                                                                                    -------------------------------------
                                                                                            CURRENT             PRIOR
                                                                                    -------------------------------------
              SERVICE COMPANY PROPERTY
     101      Service company property                               (Schedule II)          $ 664,941          $ 551,691
     107      Construction work in progress                          (Schedule II)         10,685,012            688,125
                                                                                    -------------------------------------
                   Total Property                                                          11,349,953          1,239,816
                                                                                    -------------------------------------

     108      Less accumulated provision for depreciation and
              amortization of service company property               (Schedule III)          (497,718)          (291,171)
                                                                                    -------------------------------------
                   Net Service Company Property                                            10,852,235            948,645
                                                                                    -------------------------------------

              INVESTMENTS
     123      Investments in associate companies                     (Schedule IV)         21,153,000         12,087,000
     124      Other investments                                      (Schedule IV)                  -                  -
                                                                                    -------------------------------------
                   Total Investments                                                       21,153,000         12,087,000
                                                                                    -------------------------------------

              CURRENT AND ACCRUED ASSETS
     131      Cash                                                                          1,674,843          7,116,840
     134      Special deposits                                                                      -                  -
     135      Working funds                                                                         -                  -
     136      Temporary cash investments                             (Schedule IV)                  -                  -
     141      Notes receivable                                                                      -                  -
     143      Accounts receivable                                                           3,902,599          2,050,948
     144      Accumulated provision for uncollectible accounts                                (54,743)           (54,743)
     146      Accounts receivable from associate companies            (Schedule V)         52,201,709         41,340,087
     152      Fuel stock expenses undistributed                      (Schedule VI)                  -                  -
     154      Materials and supplies                                                                -                  -
     163      Stores expense undistributed                           (Schedule VII)                 -                  -
     165      Prepayments                                                                   5,573,262             20,268
     174      Miscellaneous current and accrued assets               (Schedule VIII)                -                  -
                                                                                    -------------------------------------
                   Total Current and Accrued Assets                                        63,297,670         50,473,400
                                                                                    -------------------------------------

              DEFERRED DEBITS
     181      Unamortized debt expense                                                              -                  -
     184      Clearing accounts                                                                 2,424                  -
     186      Miscellaneous deferred debits                          (Schedule IX)                  -                  -
     188      Research, development, or demonstration
              expenditures                                            (Schedule X)                  -                  -
     190      Accumulated deferred income taxes                                            14,055,402          9,605,351
                                                                                    -------------------------------------
                   Total Deferred Debits                                                   14,057,826          9,605,351
                                                                                    -------------------------------------

                   TOTAL ASSETS AND OTHER DEBITS                                        $ 109,360,731       $ 73,114,396
                                                                                    =====================================


-------------------------------------------------------------------------------------------------------------------------
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                                       5
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

                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

-------------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE I - COMPARATIVE BALANCE SHEET
-------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                     LIABILITIES AND PROPRIETARY CAPITAL                            AS OF DECEMBER 31
------------------------------------------------------------------------------------
                                                                                    -------------------------------------
                                                                                            CURRENT             PRIOR
              PROPRIETARY CAPITAL
     201      Common stock issued                                    (Schedule XI)                $ 1                $ 1
     211      Miscellaneous paid in capital                          (Schedule XI)                  -                  -
     215      Appropriated retained earnings                         (Schedule XI)                  -                  -
     216      Unappropriated retained earnings                       (Schedule XI)                  -                  -
                                                                                    -------------------------------------
                   Total Proprietary Capital                                                        1                  1
                                                                                    -------------------------------------

              LONG-TERM DEBT
     223      Advances from associate companies                      (Schedule XII)         1,756,687                  -
     224      Other long-term debt                                   (Schedule XII)                 -                  -
     225      Unamortized premium on long-term debt
     226      Unamortized discount on long-term debt-debit
                                                                                    -------------------------------------
                   Total Long-term Debt                                                     1,756,687                  -
                                                                                    -------------------------------------

              CURRENT AND ACCRUED LIABILITIES
     231      Notes payable
     232      Accounts payable                                                             37,650,038         26,188,762
     233      Notes payable to associate companies                   (Schedule XIII)       17,007,053         (2,854,764)
     234      Accounts payable to associate companies                (Schedule XIII)        5,361,405         13,800,737
     236      Taxes accrued                                                                   283,056            718,862
     237      Interest accrued
     238      Dividends declared
     241      Tax collections payable                                                       1,109,164            972,933
     242      Miscellaneous current and accrued liabilities          (Schedule XIII)       27,809,421         22,201,188
                                                                                    -------------------------------------
                   Total Current and Accrued Liabilities                                   89,220,137         61,027,718
                                                                                    -------------------------------------

              DEFERRED CREDITS
     253      Other deferred credits                                                       18,383,906         12,086,677
     255      Accumulated deferred investment tax credits
                                                                                    -------------------------------------
                   Total Deferred Credits                                                  18,383,906         12,086,677
                                                                                    -------------------------------------

     282      ACCUMULATED DEFERRED INCOME TAXES                                                     -                  -


                                                                                    -------------------------------------
              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                 $ 109,360,731       $ 73,114,396
                                                                                    =====================================

-------------------------------------------------------------------------------------------------------------------------

                                       6
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
                                       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                        ---------------------------------------

                                                 For the Year Ended December 31, 2000
                                                                    ------------------

---------------------------------------------------------------------------------------------------------------------------------
                                                SCHEDULE II - SERVICE COMPANY PROPERTY
---------------------------------------------------------------------------------------------------------------------------------
                                      BALANCE AT                           RETIREMENT                             BALANCE AT
              DESCRIPTION              BEGINNING         ADDITIONS             OR              OTHER               CLOSE OF
                                        OF YEAR                               SALES           CHANGES (1)            YEAR
---------------------------------------------------------------------------------------------------------------------------------
SERVICE COMPANY
      PROPERTY
Account
  301 ORGANIZATION

  303 MISCELLANEOUS
      INTANGIBLE PLANT                 $ 551,691         $ 113,250                                               $ 664,941

  304 LAND AND LAND
      RIGHTS

  305 STRUCTURES AND
      IMPROVEMENTS

  306 LEASEHOLD
      IMPROVEMENTS

  307 EQUIPMENT (2)

  308 OFFICE FURNITURE
      AND EQUIPMENT

  309 AUTOMOBILES, OTHER
      VEHICLES AND
      RELATED GARAGE
      EQUIPMENT

  310 AIRCRAFT AND
      AIRPORT EQUIPMENT

  311 OTHER SERVICE
      COMPANY PROPERTY (3)

                                  -----------------------------------------------------------------------------------------------
                SUB-TOTAL             $ 551,691          $ 113,250             -                  -              $ 664,941
                                  -----------------------------------------------------------------------------------------------

  107 CONSTRUCTION
      WORK IN
      PROGRESS (4)                    $ 688,125       $ 10,110,137             -              $(113,250)        10,685,012

                                  -----------------------------------------------------------------------------------------------
                TOTAL               $ 1,239,816       $ 10,223,387             -              $(113,250)      $ 11,349,953
---------------------------------------------------------------------------------------------------------------------------------

    1 PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

      $113,250 transferred from account 107 to account 303.

---------------------------------------------------------------------------------------------------------------------------------
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                                       7
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



                                                    SCHEDULE II - CONTINUED

---------------------------------------------------------------------------------------------------------------------------------
    2 SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED.  THE SERVICE COMPANY SHALL PROVIDE A
      LISTING BY SUBACCOUNT OF EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR.
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  BALANCE AT
                                 SUBACCOUNT DESCRIPTION                                        ADDITIONS            CLOSE
                                                                                                                   OF YEAR
---------------------------------------------------------------------------------------------------------------------------------

      None

















                                                                                          ---------------------------------------
                                                                        TOTAL
---------------------------------------------------------------------------------------------------------------------------------
    3 DESCRIBE OTHER SERVICE COMPANY PROPERTY:

      None








---------------------------------------------------------------------------------------------------------------------------------
    4 DESCRIBE CONSTRUCTION WORK IN PROGRESS:

      Alliant Energy Corporate Services, Inc. is capitalizing significant software development costs related to customer accounting and E-business.  These costs will be in construction work in progress until the software is in service.


---------------------------------------------------------------------------------------------------------------------------------

                                       8
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

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE III
                           ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION OF
                                            SERVICE COMPANY PROPERTY

------------------------------------------------------------------------------------------------------------------
                                                  ADDITIONS
                                  BALANCE AT  ----------------  ---------------------------------    BALANCE AT
           DESCRIPTION            BEGINNING        CHARGED       RETIREMENTS      OTHER CHANGES       CLOSE OF
                                   OF YEAR            TO                        ADD (DEDUCT) (1)        YEAR
                                                 ACCOUNT 403
--------------------------------------------------------------- ---------------------------------------------------
 Account
  301 ORGANIZATION

  303 MISCELLANEOUS
      INTANGIBLE PLANT            $ 291,171       $ 206,547                                            $ 497,718

  304 LAND AND LAND
      RIGHTS

  305 STRUCTURES AND
      IMPROVEMENTS

  306 LEASEHOLD
      IMPROVEMENTS

  307 EQUIPMENT

  308 OFFICE FURNITURE
      AND EQUIPMENT

  309 AUTOMOBILES, OTHER
      VEHICLES AND
      RELATED GARAGE
      EQUIPMENT

  310 AIRCRAFT AND
      AIRPORT EQUIPMENT

  311 OTHER SERVICE
      COMPANY PROPERTY

------------------------------------------------------------------------------------------------------------------

    1 PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:     None


------------------------------------------------------------------------------------------------------------------
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                                       9
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
                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 2000
                                                          -----------------

-------------------------------------------------------------------------------------------------------------------

                                            SCHEDULE IV - INVESTMENTS

-------------------------------------------------------------------------------------------------------------------
              INSTRUCTIONS:        Complete the following schedule concerning investments.
                                   Under Account 124, "Other Investments", state each investment separately, with description, including, the name of issuing company, number of shares or principal amount, etc.
                                   Under Account 136, "Temporary Cash Investments", list each investment separately.

-------------------------------------------------------------------------------------------------------------------
                                                                                     BALANCE AT       BALANCE AT
              DESCRIPTION                                                           BEGINNING           CLOSE
                                                                                     OF YEAR           OF YEAR
-------------------------------------------------------------------------------------------------------------------


ACCOUNT 123-INVESTMENT IN ASSOCIATE COMPANIES
              Alliant Energy Corporation                                                 $ 58,620         $ 83,732
              IES Utilities Inc.                                                        4,674,447        8,287,974
              Wisconsin Power and Light Company                                         4,865,215        8,343,930
              Interstate Power Company                                                  2,159,997        3,845,547
              Alliant Energy Resources, Inc.                                              328,721          591,817
                                                                                 ----------------------------------
                                                                                       12,087,000       21,153,000
                                                                                 ----------------------------------


ACCOUNT 124-OTHER INVESTMENTS                                                                   -                -




ACCOUNT 136-TEMPORARY CASH INVESTMENTS                                                          -                -





                                                                                 ----------------------------------
                                                                           TOTAL     $ 12,087,000     $ 21,153,000
-------------------------------------------------------------------------------------------------------------------
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                                       10
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

                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                               ---------------------------------------

                                        For the Year Ended December 31, 2000
                                                           ------------------

----------------------------------------------------------------------------------------------------------------------

                              SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
----------------------------------------------------------------------------------------------------------------------
    INSTRUCTIONS:       Complete the following schedule listing accounts receivable from each associate company.  Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each
                        associate company by subaccount should be provided.

----------------------------------------------------------------------------------------------------------------------

                                                                                     BALANCE AT         BALANCE AT
                                    DESCRIPTION                                      BEGINNING            CLOSE
                                                                                      OF YEAR            OF YEAR

----------------------------------------------------------------------------------------------------------------------
ACCOUNT 146 ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
    Alliant Energy Corporation                                                           $ 367,316          $ 227,304
    IES Utilities Inc.                                                                  11,765,656         20,245,730
    Wisconsin Power and Light Company                                                   19,857,029         22,883,496
    Interstate Power Company                                                             7,964,884          8,026,590
    Alliant Energy Resources, Inc.                                                       1,253,786            683,574
    Alliant Energy Transportation, Inc.                                                      1,590              3,043
    Cedar Rapids and Iowa City Railway Company                                              15,239             19,274
    Transfer Services, Inc.                                                                    711                202
    IEI Barge Services, Inc.                                                                23,465                 89
    Industrial Energy Applications, Inc.                                                    10,461              9,178
    Whiting Petroleum Corporation                                                            7,793              4,460
    Iowa Land and Building Company                                                           3,483             45,754
    Prairie Ridge Business Park, L.C.                                                           54                 17
    Alliant Energy International, Inc.                                                      40,657             25,689
    Alliant Energy Investments, Inc.                                                           278              1,938
    Alliant International New Zealand Limited                                                3,850              3,248
    Heartland Energy Group, Inc.                                                             2,274              9,146
    Energys, Inc.                                                                            2,203                275
    RMT, Inc.                                                                                2,025              3,417
    Heartland Properties, Inc.                                                              16,510              4,709
    Village Lakeshares, L.P.                                                                  (582)               728
    Alliant Energy Investco, Inc.                                                               34                  7
    Capital Square Financial                                                                     -                 21
    Schedin & Associates, Inc.                                                               1,362              1,372
    Williams Bulk Transfer Inc.                                                                  -              1,838
    Heartland Energy Services, Inc.                                                              9                279
    BFC Gas Company L.L.C.                                                                       -                331
                                                                                 -------------------------------------
                                                                           TOTAL       $41,340,087       $ 52,201,709
----------------------------------------------------------------------------------------------------------------------

    ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                    TOTAL
                                                                                                        PAYMENTS
                                                                                                   -------------------
    None

                                                                                                   -------------------
                                                                                  TOTAL PAYMENTS
----------------------------------------------------------------------------------------------------------------------

                                       11
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


                                ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                 ---------------------------------------

                                          For the Year Ended December 31, 2000
                                                             ------------------

--------------------------------------------------------------------------------------------------------------------------

                                     SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

--------------------------------------------------------------------------------------------------------------------------
              INSTRUCTIONS:       Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company.  Under the section headed "Summary" listed below give an overall report of the fuel functions performed by the service company.

--------------------------------------------------------------------------------------------------------------------------
                                  DESCRIPTION                                LABOR          EXPENSES           TOTAL
--------------------------------------------------------------------------------------------------------------------------


ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED                                                                 NONE





















                                                                       ---------------------------------------------------
                                                                 TOTAL
--------------------------------------------------------------------------------------------------------------------------
SUMMARY:




--------------------------------------------------------------------------------------------------------------------------
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                                       12
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
                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                               ---------------------------------------

                                        For the Year Ended December 31, 2000
                                                           -----------------

----------------------------------------------------------------------------------------------------------------------

                                                    SCHEDULE VII
                                            STORES EXPENSE UNDISTRIBUTED

----------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:          Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount
                       attributable to each associate company.


----------------------------------------------------------------------------------------------------------------------
     DESCRIPTION                                                            LABOR         EXPENSES         TOTAL
----------------------------------------------------------------------------------------------------------------------

ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED                                                                 NONE
























                                                                        ----------------------------------------------
                                                                  TOTAL
----------------------------------------------------------------------------------------------------------------------

                                       13
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


                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 2000
                                                          ------------------

--------------------------------------------------------------------------------------------------------------------
                                                   SCHEDULE VIII
                                         MISCELLANEOUS CURRENT AND ACCRUED ASSETS
--------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS:   Provide detail of items in this account.  Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------------------------------------------

                                                                                  BALANCE AT         BALANCE AT
                                                                                   BEGINNING            CLOSE
                                 DESCRIPTION                                        OF YEAR            OF YEAR
-------------------------------------------------------------------------------------------------------------------

ACCOUNT 174-MISCELLANEOUS CURRENT AND ACCRUED ASSETS                                                    None


























                                                                               -------------------------------------
                                                                         TOTAL
--------------------------------------------------------------------------------------------------------------------
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                                       14
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

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                             ----------------------------------------

                                       For the Year Ended December 31, 2000
                                                          ------------------


--------------------------------------------------------------------------------------------------------------------

                                    SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

--------------------------------------------------------------------------------------------------------------------

                               INSTRUCTIONS: Provide detail of items in this account.  Items less than $10,000 may be grouped by class showing the number
                                             of items in each class.

--------------------------------------------------------------------------------------------------------------------

                                                                                  BALANCE AT         BALANCE AT
                                                                                   BEGINNING            CLOSE
                                 DESCRIPTION                                        OF YEAR            OF YEAR
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 186-MISCELLANEOUS DEFERRED DEBITS                                                               None

























                                                                               -------------------------------------
                                                                         TOTAL
--------------------------------------------------------------------------------------------------------------------

                                       15
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

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

-----------------------------------------------------------------------------------------------------------------------

                                                      SCHEDULE X
                                 RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

-----------------------------------------------------------------------------------------------------------------------
                     INSTRUCTIONS: Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-----------------------------------------------------------------------------------------------------------------------

                                           DESCRIPTION                                                   AMOUNT

-----------------------------------------------------------------------------------------------------------------------

ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION EXPENDITURES                                        None





























                                                                                                  ---------------------
                                                                                            TOTAL
-----------------------------------------------------------------------------------------------------------------------

                                       16
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
                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 2000
                                                          ------------------

--------------------------------------------------------------------------------------------------------------------
                                         SCHEDULE XI - PROPRIETARY CAPITAL
--------------------------------------------------------------------------------------------------------------------

                                                                                              OUTSTANDING
 ACCOUNT           CLASS OF STOCK                    NUMBER OF     PAR OR STATED            CLOSE OF PERIOD
 NUMBER                                               SHARES           VALUE      ----------------------------------
                                                     AUTHORIZED      PER SHARE          NO. OF           TOTAL
                                                                                        SHARES           AMOUNT
--------------------------------------------------------------------------------------------------------------------

201              COMMON STOCK ISSUED                    100           $ 0.01             100             $1.00

--------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.

--------------------------------------------------------------------------------------------------------------------
               DESCRIPTION                                                                              AMOUNT

--------------------------------------------------------------------------------------------------------------------

ACCOUNT 211-MISCELLANEOUS PAID-IN CAPITAL                                                                  -





ACCOUNT 215-APPROPRIATED RETAINED EARNINGS                                                                 -






                                                                                                  -----------------
                                                                                  TOTAL                    -

--------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the Uniform System
of Accounts.  For dividends paid during the year in cash or otherwise, provide rate percentage, amount of dividend, date declared and date paid.
--------------------------------------------------------------------------------------------------------------------
                                             BALANCE AT           NET INCOME                          BALANCE AT
                                             BEGINNING                OR             DIVIDENDS          CLOSE
DESCRIPTION                                   OF YEAR               (LOSS)              PAID           OF YEAR
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 216-
UNAPPROPRIATED
RETAINED EARNINGS                                -                    -                  -                -









                                        ----------------------------------------------------------------------------
                         TOTAL                   -                    -                 -                -
--------------------------------------------------------------------------------------------------------------------

                                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                             ---------------------------------------

                                                      For the Year Ended December 31, 2000
                                                                         ------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                         SCHEDULE XII -- LONG-TERM DEBT

------------------------------------------------------------------------------------------------------------------------------------

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224--Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

------------------------------------------------------------------------------------------------------------------------------------

                           TERMS OF OBLIGATION                                     BALANCE AT                             BALANCE AT
NAME OF CREDITOR             CLASS & SERIES       DATE OF   INTEREST     AMOUNT    BEGINNING   ADDITIONS  DEDUCTIONS(1)     CLOSE
                              OF OBLIGATION       MATURITY    RATE     AUTHORIZED   OF YEAR                                OF YEAR

------------------------------------------------------------------------------------------------------------------------------------

ACCOUNT 223--ADVANCES FROM ASSOCIATE COMPANIES:

   Advances on Open Account
        Alliant Energy Corporation                                                                                       $ 1,756,687




ACCOUNT 224--OTHER LONG-TERM DEBT:                                                                                             -

   None







                                                            ------------------------------------------------------------------------
                                                      TOTAL                                                              $ 1,756,687

------------------------------------------------------------------------------------------------------------------------------------

1  GIVE AN EXPLANATION OF DEDUCTIONS:

   None

------------------------------------------------------------------------------------------------------------------------------------

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              ---------------------------------------

                                       For the Year Ended December 31, 2000
                                                          ------------------

--------------------------------------------------------------------------------------------------------------------

                                 SCHEDULE XIII -- CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------------------------------------------
          INSTRUCTIONS:              Provide balance of notes and accounts payable to each associate company.  Give description and amount of miscellaneous current and accrued liabilities.  Items less than $10,000 may be
                                     grouped, showing the number of items in each group.

--------------------------------------------------------------------------------------------------------------------
                                                                                   BALANCE AT         BALANCE AT
                          DESCRIPTION                                              BEGINNING            CLOSE
                                                                                    OF YEAR            OF YEAR
-------------------------------------------------------------------------------------------------------------------

ACCOUNT 233 -- NOTES PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                               $ 219,037,910      $ 215,564,745
          IES Utilities Inc.                                                         (56,945,810)      (101,095,268)
          Wisconsin Power and Light Company                                         (125,749,174)       (29,244,054)
          Interstate Power Company                                                   (39,197,690)       (68,218,370)

                                                                               -------------------------------------
                                                                      TOTAL         $ (2,854,764)      $ 17,007,053
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 234--ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES
          Alliant Energy Corporation                                                   $ 107,395          $ 228,862
          IES Utilities Inc.                                                           5,336,071          1,936,415
          Wisconsin Power and Light Company                                            5,059,177          1,898,775
          Interstate Power Company                                                     2,398,664            938,535
          Alliant Energy Resources, Inc.                                                 651,788            133,072
          Iowa Land and Building Company                                                 247,642            225,746




                                                                               -------------------------------------
                                                                      TOTAL         $ 13,800,737        $ 5,361,405
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 242--MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
          Accrued Vacation                                                           $ 5,437,913        $ 6,144,416
          Accrued Incentive Compensation                                              15,785,500         20,585,829
          Payroll Deductions                                                             520,335            626,176
          Miscellaneous                                                                  457,440            453,000



                                                                               -------------------------------------
                                                                      TOTAL         $ 22,201,188       $ 27,809,421
--------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------------


                   ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                    ----------------------------------------

                             For the Year Ended December 31, 2000
                                                -----------------

----------------------------------------------------------------------------------------------------------------------------------

                                       SCHEDULE XIV
                               NOTES TO FINANCIAL STATEMENTS

----------------------------------------------------------------------------------------------------------------------------------
                         INSTRUCTIONS:     The space below is provided for important notes regarding the financial statements or any account thereof.  Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

----------------------------------------------------------------------------------------------------------------------------------


1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

(a) General:
Alliant Energy Corporation (Alliant Energy), a Wisconsin corporation and registered holding company under the Public Utility Holding
Company Act of 1935 (PUHCA), was created in the April 1998 merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power
Company.  Alliant Energy Corporate Services, Inc. (the Company) is a wholly-owned subsidiary of Alliant Energy and is the service company for the Alliant Energy system providing associate companies with a variety of administrative, management and support services.  The primary operating companies of the system are IES Utilities Inc. (IESU), Wisconsin Power and Light Company (WP&L),
Interstate Power Company (IPC) and Alliant Energy Resources, Inc. (AER).  AER also has numerous subsidiaries who procure services from the Company.

(b) Income Taxes:
Deferred income taxes have been recorded by the Company to reflect the tax effects of temporary differences between the time when certain costs are recorded in the accounts and when they are deducted for tax purposes.


2. NOTES PAYABLE TO ASSOCIATE COMPANIES:
Alliant Energy has established utility and non-utility money pools to coordinate short-term borrowings for certain subsidiaries. The money pools provide a more efficient use of cash resources of the system and reduce outside short-term borrowings.  The money pools are administered by the Company and funded, as needed,  through the issuance of commercial paper by Alliant Energy.
Interest expense and other fees are allocated based on borrowing amounts.  The Public Service Commission of Wisconsin has restricted WP&L from lending money to non-utility affiliates and non-Wisconsin utilities.  As a result,  WP&L is prohibited from lending money to the utility money pool but is able to borrow money from the utility money pool.

                                       20

3.  PENSION AND OTHER POSTRETIREMENT BENEFITS:
Alliant Energy has several non-contributory defined benefit pension plans that cover substantially all of its employees. Benefits are based on the employees' years of service and compensation.  Alliant Energy also provides certain postretirement health care and life benefits to retirees.  In general the health care plans are contributory with participants' contributions adjusted annually and the life insurance plans are non-contributory.

    The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                             Qualified Pension Benefits                  Other Postretirement Benefits
                                           ------------------------------------      -----------------------------------
                                              2000        1999         1998             2000        1999        1998
                                           ---------- -----------  -----------      ----------- ----------- -----------
    Discount rate                            8.00%       7.75%        6.75%            8.00%       7.75%       6.75%
    Expected return on plan assets             9%          9%           9%               9%          9%          9%
    Rate of compensation increase           3.5-4.5%    3.5-4.5%     3.5-4.5%           3.5%        3.5%        3.5%
    Medicare cost trend on covered charges:
         Initial trend range                  N/A         N/A          N/A               9%          7%          8%
         Ultimate trend range                 N/A         N/A          N/A               5%          5%         5-6%


    The components of Alliant Energy's qualified pension benefits and other postretirement benefits costs are as follows
    (in millions):

                                               Qualified Pension Benefits                  Other Postretirement Benefits
                                           ------------------------------------      -----------------------------------
                                              2000        1999         1998             2000        1999        1998
                                           ----------- -----------  -----------      ----------- ----------- -----------
    Service cost                                $11.1       $12.8        $13.8             $3.7        $5.5        $5.1
    Interest cost                                36.7        35.6         35.4              9.8        10.4         9.7
    Expected return on plan assets              (45.7)      (46.2)       (47.2)            (5.3)       (5.0)       (3.7)
    Amortization of:
         Transition obligation (asset)           (2.4)       (2.4)        (2.4)             3.9         4.3         4.7
         Prior service cost                       2.6         2.5          2.8             (0.3)       (0.3)       (0.3)
         Actuarial (gain) / loss                 (1.0)        0.2         (0.9)            (1.9)       (0.8)       (1.2)
                                           ----------- -----------  -----------      ----------- ----------- -----------
    Total                                        $1.3        $2.5         $1.5             $9.9       $14.1       $14.3
                                           =========== ===========  ===========      =========== =========== ===========

    During 1998 Alliant Energy recognized an additional $10.3 million of costs in accordance with SFAS 88, Employers' Accounting for
    Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits," for severance and early retirement programs.  In addition, during 1999 and 1998, Alliant Energy recognized $0.5 million and $10.2 million, respectively, of curtailment charges relating to Alliant Energy's other postretirement benefits.

    The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs.  A one percent change in the medical trend rates for
    2000, holding all other assumptions constant, would have the following effects (in millions):

                                                              1 Percent Increase            1 Percent Decrease
                                                            ------------------------      -----------------------
    Effect on total of service and interest cost component           $1.6                         ($1.4)
    Effect on postretirement benefit obligation                     $11.4                        ($10.3)

                                       21

    A reconciliation of the funded status of Alliant Energy's plans to the amounts recognized on Alliant Energy's Consolidated
    Balance Sheets at December 31 is presented below (in millions):

                                                      Qualified Pension Benefits  Other Postretirement Benefits
                                                      --------------------------  -----------------------------
                                                          2000         1999             2000        1999
                                                      -----------  -----------      ----------- -----------
    Change in benefit obligation:
         Net benefit obligation at beginning of year       $481.0       $528.4           $127.8      $153.3
         Service cost                                        11.1         12.8              3.7         5.5
         Interest cost                                       36.7         35.6              9.8        10.4
         Plan participants' contributions                       -            -              1.6         1.5
         Plan amendments                                      3.6            -             (3.8)       (2.5)
         Actuarial (gain) / loss                            (13.8)       (60.7)             2.4       (29.9)
         Curtailments                                           -            -                -        (0.3)
         Gross benefits paid                                (35.0)       (35.1)           (10.8)      (10.2)
                                                       -----------  -----------      ----------- -----------
           Net benefit obligation at end of year            483.6        481.0            130.7       127.8
                                                       -----------  -----------      ----------- -----------

    Change in plan assets:
         Fair value of plan assets at beginning of year     525.9        506.3             68.3        55.1
         Actual return on plan assets                        63.1         54.7              8.7         8.2
         Employer contributions                               2.3            -             15.2        13.6
         Plan participants' contributions                       -            -              1.6         1.6
         Gross benefits paid                                (35.0)       (35.1)           (10.8)      (10.2)
                                                       -----------  -----------      ----------- -----------
            Fair value of plan assets at end of year        556.3        525.9             83.0        68.3
                                                       -----------  -----------      ----------- -----------

    Funded status at end of year                             72.7         44.9            (47.7)      (59.5)
    Unrecognized net actuarial (gain) / loss                (69.2)       (39.0)           (38.3)      (39.3)
    Unrecognized prior service cost                          24.2         23.2             (1.2)       (1.5)
    Unrecognized net transition obligation (asset)           (5.8)        (8.2)            44.8        52.4
                                                       -----------  -----------      ----------- -----------
         Net amount recognized at end of year               $21.9        $20.9           ($42.4)     ($47.9)
                                                       ===========  ===========      =========== ===========

    Amounts recognized on the Consolidated
         Balance Sheets consist of:
          Prepaid benefit cost                              $41.8        $39.1             $1.6        $0.6
          Accrued benefit cost                              (19.9)       (18.2)           (44.0)      (48.5)
                                                       -----------  -----------      ----------- -----------
          Net amount recognized at measurement date          21.9         20.9            (42.4)      (47.9)
                                                       -----------  -----------      ----------- -----------

    Contributions paid after 9/30 and prior to 12/31            -            -              1.5         6.9
                                                       -----------  -----------      ----------- -----------
         Net amount recognized at end of year               $21.9        $20.9           ($40.9)     ($41.0)
                                                       ===========  ===========      =========== ===========

    The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $124.5 million and $73.2 million, respectively, as of September 30, 2000 and  $121.3 million and $58.7 million, respectively, as of September 30, 1999.  The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $231.4 million, $225.9 million and
    $219.8 million, respectively, as of September 30, 1999.  As of September 20, 2000, there were no pension plans with benefit obligations in excess of plan assets.

                                       22

    Alliant Energy sponsors several non-qualified pension plans that cover certain current and former officers.  At December 31,
    2000 and 1999, the funded balances of such plans totaled approximately $5 million.  Alliant Energy's pension benefit obligation under these plans was $26.2 million and $28.0 million at December 31, 2000 and 1999, respectively.  Alliant Energy's pension expense under these plans was $3.6 million, $2.5 million, and $4.5 million in 2000, 1999, and 1998, respectively.

    In 2000, Alliant Energy revised its deferred compensation plans allowing certain key employees and directors to defer payment of part or all of their current compensation in that participants can now elect to allocate their deferred compensation among a company stock account or an interest account, which are held in grantor trusts.  At December 31, 2000, the value of the trusts totaled approximately $1 million.

    A significant number of Alliant Energy employees also participate in defined contribution pension plans (401(k) plans).
    Alliant Energy's contributions to the plans, which are based on the participants' level of contribution, were $8.1 million,
    $7.4 million and $7.7 million in 2000, 1999 and 1998, respectively.


    4.   RELATED PARTY ISSUES:
    In association with the merger, IESU, WP&L and IPC entered into a System Coordination and Operating Agreement which bcame effective with the merger.  The agreement, which has been approved by the Federal Energy Regulatory Commission
    (FERC), provides a contractual basis for coordinated planning, construction, operation and maintenance of the interconnected electric generation and transmission systems of the three utility companies.  In addition, the agreement allows the interconnected system to be operated as a single entity with off-system capacity sales and purchases made to market excess system capability or to meet system capability deficiencies.  Such sales and purchases are allocated among the three utility companies based on procedures included in the agreement.  The procedures were approved by both FERC and all state regulatory bodies having jurisdiction over these sales.  Under the agreement, IESU, WP&L and
    IPC are fully reimbursed for any generation expense incurred to support the sale to an affiliate or to a non-affiliate.  Any margins on sales to non-affiliates are distributed to the three utilities in proportion to each utility's share of electric production at the time of sale.


    5.   INVESTMENTS IN ASSOCIATE COMPANIES:
    Certain employee benefits costs billed to the operating companies have not yet been funded by the Company.  The balance recorded in Account 123, Investments in Associate Companies, is a result of the operating companies, in turn, not yet paying the Company for such costs.  The Company's corresponding benefits liabilities are recorded in Account 223, Advances from
    Associate Companies and Account 253, Other Deferred Credits.




----------------------------------------------------------------------------------------------------------------------------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            ------------------

-----------------------------------------------------------------------------------------------------------------------
                                                     SCHEDULE XV
                                                 STATEMENT OF INCOME

-----------------------------------------------------------------------------------------------------------------------
ACCOUNT                       DESCRIPTION                                            CURRENT YEAR        PRIOR YEAR
-----------------------------------------------------------------------------------------------------------------------
             INCOME
457          Services rendered to associate companies                                  $ 261,103,740     $ 242,566,385
458          Services rendered to nonassociate companies                                           -                 -
419          Interest income                                                               8,495,608         5,096,674
421          Miscellaneous income or loss                                                          -                 -
                                                                                  -------------------------------------
                                                                     Total Income        269,599,348       247,663,059
                                                                                  -------------------------------------

             EXPENSE
920          Salaries and wages                                                           98,048,053        92,872,297
921          Office supplies and expenses                                                 36,852,306        30,903,864
922          Administrative expense transferred -- credit                                          -                 -
923          Outside services employed                                                    43,372,269        42,636,005
924          Property insurance                                                            3,478,697         2,800,698
925          Injuries and damages                                                          1,875,524         1,032,917
926          Employee pensions and benefits                                               14,392,781        16,084,167
928          Regulatory commission expense                                                 3,124,786         1,440,932
930.1        General advertising expenses                                                  2,880,524         2,023,919
930.2        Miscellaneous general expenses                                               11,106,130        11,312,689
931          Rents                                                                        33,629,933        30,864,455
932          Maintenance of structures and equipment                                       1,366,099           352,991
403          Depreciation and amortization expense                                           206,547           186,731
408          Taxes other than income taxes                                                 6,460,771         5,468,982
409          Income taxes                                                                  3,507,288         3,057,102
410          Provision for deferred income taxes                                                   -                 -
411          Provision for deferred income taxes -- credit                                (4,450,051)       (2,301,081)
411.5        Investment tax credit                                                                 -                 -
426.1        Donations                                                                       611,834         1,045,565
426.5        Other deductions                                                              3,959,727         2,173,046
427          Interest on long-term debt                                                            -                 -
430          Interest on debt to associate companies                                       9,168,253         5,211,633
431          Other interest expense                                                            7,877           496,147

                                                                                  -------------------------------------
                                                                  Total Expense          269,599,348       247,663,059
                                                                                  -------------------------------------


                                                                                  -------------------------------------
                                                            Net Income or (Loss)              $ -               $ -
                                                                                  -------------------------------------

-----------------------------------------------------------------------------------------------------------------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ---------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------

                                                  ANALYSIS OF BILLING
                                                  ASSOCIATE COMPANIES
                                                      ACCOUNT 457

------------------------------------------------------------------------------------------------------------------------
                                                    DIRECT           INDIRECT         COMPENSATION          TOTAL
              NAME OF ASSOCIATE                      COSTS             COSTS             FOR USE            AMOUNT
                   COMPANY                          CHARGED           CHARGED          OF CAPITAL           BILLED
                                               -------------------------------------------------------
                                                     457-1             457-2              457-3
------------------------------------------------------------------------------------------------------------------------

Alliant Energy Corporation                           $ 1,234,675         $ 150,691                          $ 1,385,366
IES Utilities Inc.                                    78,995,784        20,962,456                           99,958,240
Wisconsin Power and Light Company                     83,081,427        20,325,935                          103,407,362
Interstate Power Company                              36,947,489         9,897,809                           46,845,298
Alliant Energy Resources, Inc.                         6,188,078         1,027,835                            7,215,913
Alliant Energy Transportation, Inc.                       43,030            13,945                               56,975
Cedar Rapids and Iowa City Railway Company               145,402            17,806                              163,208
Transfer Services, Inc.                                   29,742             1,955                               31,697
IEI Barge Services, Inc.                                 103,687            (8,674)                              95,013
Industrial Energy Applications, Inc.                     133,138            66,866                              200,004
Whiting Petroleum Corporation                             23,646             9,305                               32,951
Iowa Land and Building Company                           478,329           149,649                              627,978
Prairie Ridge Business Park, L.C.                            321               259                                  580
Alliant Energy International, Inc.                       193,960            91,329                              285,289
Alliant Energy Investments, Inc.                           8,650             6,590                               15,240
Alliant International New Zealand Limited                 40,645            18,574                               59,219
Heartland Energy Group, Inc.                              39,122             6,482                               45,604
Energys, Inc.                                             25,187             4,624                               29,811
RMT, Inc.                                                471,622            14,990                              486,612
Heartland Properties, Inc.                                58,382            22,365                               80,747
Village Lakeshares, L.P.                                  18,249            14,267                               32,516
Alliant Energy Investco, Inc.                                230               144                                  374
Capital Square Financial                                     840               429                                1,269
Schedin & Associates, Inc.                                 7,488             3,186                               10,674
Williams Bulk Transfer                                    22,364            10,321                               32,685
Heartland Energy Services, Inc.                            1,564             1,220                                2,784
BFC Gas Company L.L.C.                                       183               148                                  331
                                               -------------------------------------------------------------------------
                                         TOTAL     $ 208,293,234      $ 52,810,506                        $ 261,103,740
------------------------------------------------------------------------------------------------------------------------


                                                    ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                                                              For the Year Ended December 31, 2000

------------------------------------------------------------------------------------------------------------------------------------

                                                                      ANALYSIS OF BILLING
                                                                     NONASSOCIATE COMPANIES
                                                                          ACCOUNT 458

------------------------------------------------------------------------------------------------------------------------------------

             NAME OF                DIRECT           INDIRECT          COMPENSATION                          EXCESS            TOTAL
          NONASSOCIATE               COST              COST              FOR USE             TOTAL             OR             AMOUNT
             COMPANY                CHARGED           CHARGED           OF CAPITAL           COST          DEFICIENCY         BILLED
                               --------------------------------------------------------                 -----------------
                                     458-1             458-2              458-3                              458-4
------------------------------------------------------------------------------------------------------------------------------------

   None













                               -----------------------------------------------------------------------------------------------------
       TOTAL                          -                 -                    -              -                -                -
------------------------------------------------------------------------------------------------------------------------------------
INSTRUCTION:  Provide a brief description of the services rendered to each nonassociate company.



------------------------------------------------------------------------------------------------------------------------------------

                             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              --------------------------------------

                                       For the Year Ended December 31, 2000
                                                          -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                  SCHEDULE XVI
                                        ANALYSIS OF CHARGES FOR SERVICE
                                      ASSOCIATE AND NONASSOCIATE COMPANIES

----------------------------------------------------------------------------------------------------------------

                                          ASSOCIATE COMPANY             NONASSOCIATE COMPANY           TOTAL CHARGES FOR
                                              CHARGES                         CHARGES                       SERVICE
                              ---------------------------------------  ---------------------  --------------------------------------
     DESCRIPTION OF ITEMS        DIRECT        INDIRECT       TOTAL    DIRECT INDIRECT TOTAL    DIRECT    INDIRECT        TOTAL
                                  COST           COST                   COST    COST             COST       COST
---------------------------------------------------------------------  ---------------------  --------------------------------------
920   SALARIES AND WAGES     $87,178,298  $10,869,755   $98,048,053                   -     $87,178,298  $10,869,755   $98,048,053
921   OFFICE SUPPLIES
        AND EXPENSES          36,863,649      (11,343)   36,852,306                   -      36,863,649      (11,343)   36,852,306
922   ADMINISTRATIVE
        EXPENSE
        TRANSFERRED-CREDIT                                        -                   -               -            -             -
923   OUTSIDE SERVICES
        EMPLOYED              43,372,269                 43,372,269                   -      43,372,269            -     43,372,269
924   PROPERTY INSURANCE       3,478,697                  3,478,697                   -       3,478,697            -      3,478,697
925   INJURIES AND DAMAGES     1,868,622        6,902     1,875,524                   -       1,868,622        6,902      1,875,524
926   EMPLOYEE PENSIONS AND
       BENEFITS                  (45,609)  14,438,390    14,392,781                   -         (45,609)  14,438,390     14,392,781
928   REGULATORY COMMISSION
         EXPENSE               3,122,833        1,953     3,124,786                   -       3,122,833        1,953      3,124,786
930.1 GENERAL ADVERTISING
        EXPENSES               2,880,524                  2,880,524                   -       2,880,524            -      2,880,524
930.2 MISCELLANEOUS GENERAL
        EXPENSES              10,713,713      392,417    11,106,130                   -      10,713,713      392,417     11,106,130
931   RENTS                   13,422,237   20,207,696    33,629,933                   -      13,422,237   20,207,696     33,629,933
932   MAINTENANCE OF
        STRUCTURES
        AND EQUIPMENT          1,100,319      265,780     1,366,099                   -       1,100,319      265,780      1,366,099
403   DEPRECIATION AND
        AMORTIZATION EXPENSE     206,547                    206,547                   -         206,547            -        206,547
408   TAXES OTHER THAN
        INCOME TAXES              17,797    6,442,974     6,460,771                   -          17,797    6,442,974      6,460,771
409   INCOME TAXES             3,507,288                  3,507,288                   -       3,507,288            -      3,507,288
410   PROVISION FOR DEFERRED
        INCOME TAXES                                              -                   -               -            -              -
411   PROVISION FOR DEFERRED
        INCOME TAXES-CREDIT   (4,450,051)                (4,450,051)                  -      (4,450,051)           -     (4,450,051)
411.5 INVESTMENT TAX CREDIT                                        -                  -               -            -              -
426.1 DONATIONS                  517,245       94,589       611,834                   -         517,245       94,589        611,834
426.5 OTHER DEDUCTIONS         3,858,334      101,393     3,959,727                   -       3,858,334      101,393      3,959,727
427   INTEREST ON LONG-TERM
        DEBT                                                      -                   -               -            -              -
431   OTHER INTEREST EXPENSE       7,877                      7,877                   -           7,877            -          7,877
------------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate companies the total amount billed under their separate analysis of billing schedules.
------------------------------------------------------------------------------------------------------------------------------------
      TOTAL EXPENSES =       207,620,589   52,810,506   260,431,095     -      -      -     207,620,589   52,810,506    260,431,095
------------------------------------------------------------------------------------------------------------------------------------
      COMPENSATION FOR USE
      OF EQUITY CAPITAL =
------------------------------------------------------------------------------------------------------------------------------------
430   INTEREST ON DEBT
      TO ASSOCIATE
      COMPANIES =              9,168,253                  9,168,253                           9,168,253            -      9,168,253
------------------------------------------------------------------------------------------------------------------------------------
      TOTAL COST OF
      SERVICE =             $216,788,842  $52,810,506  $269,599,348     -      -      -    $216,788,842  $52,810,506   $269,599,348
------------------------------------------------------------------------------------------------------------------------------------

                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              --------------------------------------

                                       For the Year Ended December 31, 2000
                                                          -----------------

                                                 SCHEDULE XVII
                                        SCHEDULE OF EXPENSE DISTRIBUTION
                                                       BY
                                         DEPARTMENT OR SERVICE FUNCTION

------------------------------------------------------------------------------------------------------------------------------------
                                                         TOTAL                              DEPARTMENT OR SERVICE FUNCTION
                                                                              ------------------------------------------------------
                            DESCRIPTION OF ITEMS        AMOUNT      OVERHEAD  Accounting    Administr    Corporate    Elec Sys Maint
------------------------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                             $ 98,048,053          $ 5,001,524  $ 19,487,000  $ 15,925,459     $ 2,739,594
921     OFFICE SUPPLIES AND EXPENSES                     36,852,306              506,631    15,358,238      (205,644)        518,543
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT              -
923     OUTSIDE SERVICES EMPLOYED                        43,372,269              771,710     9,119,657     1,676,084       1,393,517
924     PROPERTY INSURANCE                                3,478,697                4,029
925     INJURIES AND DAMAGES                              1,875,524                  129         1,089      (505,644)
926     EMPLOYEE PENSIONS AND BENEFITS                   14,392,781              860,783     3,530,379      (197,325)        469,443
928     REGULATORY COMMISSION EXPENSE                     3,124,786                              6,617        13,969
930.1   GENERAL ADVERTISING EXPENSE                       2,880,524                6,611       694,121
930.2   MISCELLANEOUS GENERAL EXPENSES                   11,106,130                1,195       602,918       169,003          10,372
931     RENTS                                            33,629,933            1,363,869     7,079,716       154,880         621,007
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT           1,366,099                             39,354                           586
403     DEPRECIATION AND AMORTIZATION EXPENSE               206,547                                          206,547
408     TAXES OTHER THAN INCOME TAXES                     6,460,771              384,595     1,571,340        17,797         209,266
409     INCOME TAXES                                      3,507,288                                        3,507,288
410     PROVISION FOR DEFERRED INCOME TAXES                       -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT    (4,450,051)                                      (4,450,051)
411.5   INVESTMENT TAX CREDIT                                     -
426.1   DONATIONS                                           611,834                            479,230        (3,839)
426.5   OTHER DEDUCTIONS                                  3,959,727                            398,183        825,017
427     INTEREST ON LONG-TERM DEBT                                -
430     INTEREST ON DEBT TO ASSOCIATE COMPANIES           9,168,253                                         9,168,253
431     OTHER INTEREST EXPENSE                                7,877                                             7,877

--------------------------------------------------------------------
INSTRUCTION:  Indicate each department or service function.  (see
Instructions 01-3 General Structure of Accounting System: Uniform
System Account)
------------------------------------------------------------------------------------------------------------------------------------
        TOTAL EXPENSES =                               $ 269,599,348   $ -   $ 8,901,076   $ 58,367,842  $ 26,309,671    $ 5,962,328
------------------------------------------------------------------------------------------------------------------------------------

                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                              --------------------------------------

                                       For the Year Ended December 31, 2000
                                                          -----------------

                                                 SCHEDULE XVII
                                        SCHEDULE OF EXPENSE DISTRIBUTION
                                                       BY
                                         DEPARTMENT OR SERVICE FUNCTION

------------------------------------------------------------------------------------------------------------------------------------
                                          DEPARTMENT OR SERVICE FUNCTION
Acct  ------------------------------------------------------------------------------------------------------------------------------
 Nbr  Electric T & D  Environmental   Facilities     Finance      Fuels     Gas Acq Disp  Gas Sys Maint   Gas T & D  Human Resources
------------------------------------------------------------------------------------------------------------------------------------
920    $ 3,816,930    $ 1,894,586     $ 565,184   $ 1,932,519  $ 547,711     $ 419,009      $ 694,925     $ 410,862     $ 3,304,264
921        394,599        427,330     1,584,977       671,026    134,686        68,506        171,486        46,709         547,593
922
923        238,366        300,886     1,728,759     3,591,455    204,163           151      4,955,954           426       1,394,909
924                                                 3,228,626
925                                                (2,767,447)                                                                3,367
926        712,716        354,032       105,730       389,281    101,659        78,179        129,989        76,860         730,175
928                                                            1,971,104                        4,415           484           6,649
930.1        1,291          1,869                      17,631      1,745                                                     25,396
930.2      (12,713)     2,006,863         2,517       847,314    (98,014)       37,725          2,171                        24,679
931      1,106,614        569,224       186,188       530,326    157,378       117,813        228,920       115,871       1,001,054
932                                   1,223,251                                                                               1,203
403
408        318,341        158,208        47,235       156,800     45,433        34,940         58,090        34,350         274,364
409
410
411
411.5
426.1                     119,149                       4,875
426.5                         257                     718,652
427
430
431


------------------------------------------------------------------------------------------------------------------------------------
        $ 6,576,144   $ 5,832,404    $ 5,443,841  $ 9,321,058 $ 3,065,865    $ 756,323     $ 6,245,950    $ 685,562     $ 7,313,653
------------------------------------------------------------------------------------------------------------------------------------

                         ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                          --------------------------------------

                                       For the Year Ended December 31, 2000
                                                          -----------------

                                                 SCHEDULE XVII
                                        SCHEDULE OF EXPENSE DISTRIBUTION
                                                       BY
                                         DEPARTMENT OR SERVICE FUNCTION

------------------------------------------------------------------------------------------------------------------------------------
                                               DEPARTMENT OR SERVICE FUNCTION
Acct    ----------------------------------------------------------------------------------------------------------------------------
 Nbr  Information Sys  Internal Audit  Investor Rel  Land & ROW      Legal    Mrkt & Cust Rel  Mtrl Mgmt    Meters   Pwr Eng & Cons
------------------------------------------------------------------------------------------------------------------------------------
920   $ 8,051,381       $ 600,864           $ -      $ 846,483   $ 1,935,531  $ 15,178,409   $ 2,953,257  $ 434,556  $ 2,388,920
921     8,890,026          61,406        12,630        389,282       328,913     3,485,327       372,478     95,337      562,754
922
923    11,446,810           1,712         1,703        104,292     2,106,810     2,900,100        78,683     16,629      261,249
924                                                                  246,034
925       103,154                                                  5,034,908         1,733                                   (74)
926     1,313,368         112,390                      158,402       365,265     2,386,365       539,936     81,424      445,377
928                                                     22,778        54,143         6,380
930.1      26,841           1,185                          832       110,847     1,301,603         5,097                   2,110
930.2     582,587                     1,441,532      2,249,404         5,202       361,633         5,538         52       39,744
931     7,915,079         169,594                      254,040       551,063     3,642,827       815,305    122,899      700,337
932        66,250                                           80                      35,276            99
403
408       586,867          50,229                       70,486       163,209     1,066,521       241,036     36,390      198,960
409
410
411
411.5
426.1                                                                               10,414
426.5        125                                                      25,313        12,664
427
430
431



------------------------------------------------------------------------------------------------------------------------------------
     $ 38,982,488       $ 997,380   $ 1,455,865    $ 4,096,079  $ 10,927,238   $ 30,389,252  $ 5,011,429  $ 787,287   $ 4,599,377
------------------------------------------------------------------------------------------------------------------------------------

                        ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                         --------------------------------------

                                       For the Year Ended December 31, 2000
                                                          -----------------

                                                 SCHEDULE XVII
                                        SCHEDULE OF EXPENSE DISTRIBUTION
                                                       BY
                                         DEPARTMENT OR SERVICE FUNCTION


-----------------------------------------------------------------------------
                           DEPARTMENT OR SERVICE FUNCTION
Acct     --------------------------------------------------------------------
 Nbr         Pwr Planning      Pub Affairs         Rates       Transportation
-----------------------------------------------------------------------------
920           $ 5,239,132      $ 2,016,296      $ 1,271,288        $ 392,369
921               813,404          960,907          172,395          482,767
922
923               420,018          352,492          164,306          141,428
924                     8
925                                                   4,309
926               967,746          369,265          237,993           73,349
928                 2,166              794        1,035,287
930.1               1,336          606,589           75,420
930.2           1,591,259        1,230,704            3,675              770
931             5,072,988          632,457          409,511          110,973
932
403
408               432,226          165,025          106,282           32,781
409
410
411
411.5
426.1                                2,005
426.5                            1,979,516
427
430
431



-----------------------------------------------------------------------------
             $ 14,540,283      $ 8,316,050      $ 3,480,466      $ 1,234,437
-----------------------------------------------------------------------------

                            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                             ---------------------------------------

                                      For the Year Ended December 31, 2000
                                                         ------------------

--------------------------------------------------------------------------------------------------------------------
                                        DEPARTMENTAL ANALYSIS OF SALARIES
                                                   ACCOUNT 920
--------------------------------------------------------------------------------------------------------------------
                                                                                                          NUMBER
                                                        DEPARTMENTAL SALARY EXPENSE                     PERSONNEL
                                       ---------------------------------------------------------------  ------------
     NAME OF DEPARTMENT                                       INCLUDED IN AMOUNTS BILLED TO
       Indicate each                                   -----------------------------------------------
       department or                        TOTAL           PARENT          OTHER            NON         END OF
      service function                     AMOUNT         COMPANY        ASSOCIATES     ASSOCIATES       YEAR
--------------------------------------------------------------------------------------------------------------------
ACCOUNTING                               $ 5,001,524        $ 52,784     $ 4,948,740                     84
ADMINISTRATIVE                            19,487,000          78,175      19,408,825                    309
CORPORATE                                 15,925,459          60,426      15,865,033                      0
ELECTRIC SYSTEM  MAINTENANCE               2,739,594               -       2,739,594                     56
ELECTRIC TRANS & DISTR                     3,816,930               -       3,816,930                     64
ENVIRONMENTAL                              1,894,586           1,553       1,893,033                     30
FACILITIES                                   565,184               -         565,184                     15
FINANCE                                    1,932,519          23,290       1,909,229                     30
FUELS                                        547,711               -         547,711                      9
GAS ACQ & DISP                               419,009               -         419,009                      7
GAS SYSTEM MAINTENANCE                       694,925               -         694,925                     12
GAS TRANS & DISTR                            410,862               -         410,862                      7
HUMAN RESOURCES                            3,304,263             689       3,303,574                     61
INFORMATION SYSTEMS                        8,051,381               -       8,051,381                    137
INTERNAL AUDIT                               600,864           2,685         598,179                     11
INVESTOR RELATIONS   (a)                           -               -               -                      8
LAND & ROW                                   846,483               -         846,483                     18
LEGAL                                      1,935,531          35,773       1,899,758                     28
MARKETING & CUSTOMER REL                  15,178,409               -      15,178,409                    263
MATERIALS MGMT                             2,953,257               -       2,953,257                     53
METERS                                       434,557               -         434,557                      8
POWER ENG & CONST                          2,388,920               -       2,388,920                     29
POWER PLANNING                             5,239,132               -       5,239,132                     77
PUBLIC AFFAIRS                             2,016,296          21,924       1,994,372                     42
RATES                                      1,271,288               -       1,271,288                     21
TRANSPORTATION                               392,369               -         392,369                      7
                                     -----------------------------------------------------------------------------
                               TOTAL    $ 98,048,053       $ 277,299    $ 97,770,754                  1,386
------------------------------------------------------------------------------------------------------------------


(a)  Salaries charged to Account 930.2

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                               OUTSIDE SERVICES EMPLOYED
                                                      ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                             RELATIONSHIP
                                                                                           ----------------
                                                                                            "A" = ASSOCIATE
           FROM WHOM PURCHASED                                ADDRESS                       "NA"= NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------
Accounting/Auditing
Arthur Andersen LLP                                                                             NA            $ 892,417
Stone & Webster                                                                                 NA               91,134
3 Invoices under $25,000                                                                                          4,839
                                                                                                         ---------------
                                                                                 Subtotal                       988,390
                                                                                                         ---------------

Document Management
Sedona Staffing                                                                                 NA              303,458
United States Postmaster                                                                        NA              129,498
PSI Group Iowa                                                                                  NA               97,255
Corporate Express                                                                               NA               93,204
Norrell Services                                                                                NA               65,864
Options of Linn County                                                                          NA               53,230
Teuteberg Business                                                                              NA               53,018
Reiner Association                                                                              NA               35,912
Omnipress                                                                                       NA               25,156
55 Invoices under $25,000                                                                                       182,498
                                                                                                         ---------------
                                                                                 Subtotal                     1,039,092
                                                                                                         ---------------

Engineering
SM&P Utility                                                                                    NA            2,487,367
Great Plains Locating Service                                                                   NA            2,043,443
Diggers Hotline Inc                                                                             NA              215,241
Remedy                                                                                          NA              176,397
Iowa One Call                                                                                   NA              165,242
Techstaff of Iowa                                                                               NA              161,841
Convergent Group                                                                                NA              142,794
Safe Harbor Group                                                                               NA              122,162
Aerotek                                                                                         NA              122,093
Thomas Group                                                                                    NA              120,143
Manpower Inc                                                                                    NA              108,306
Key Technical Solutions Inc                                                                     NA               91,717
Real Time Cadd Services Inc                                                                     NA               88,178
BG Brecke Inc                                                                                   NA               80,781
Primedia Workplace                                                                              NA               76,546
Technology Service                                                                              NA               72,024
Turbine Generation                                                                              NA               57,587
Entegee                                                                                         NA               55,079
Lovegreen Turbine                                                                               NA               52,905
Top Echelon Contracting Inc                                                                     NA               46,832
Niksa Energy Associates                                                                         NA               45,000
Plantes Company                                                                                 NA               41,617
Iowa State University                                                                           NA               35,400
Sargent & Lundy                                                                                 NA               27,750
Chorus Networks                                                                                 NA               27,430
Bentley Stytems                                                                                 NA               25,058
98 Invoices under $25,000                                                                                       418,531
                                                                                                         ---------------
                                                                                 Subtotal                     7,107,462
                                                                                                         ---------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                               OUTSIDE SERVICES EMPLOYED
                                                      ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                             RELATIONSHIP
                                                                                           -----------------
                                                                                            "A"  = ASSOCIATE
           FROM WHOM PURCHASED                                ADDRESS                       "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------
Environmental
Black & Veatch                                                                                  NA              140,443
RMT Inc                                                                                         A                63,622
Thermo Retec                                                                                    NA               40,000
Clean Harbors Environmental                                                                     NA               34,023
Thompson Environmental                                                                          NA               28,800
25 Invoices under $25,000                                                                                        69,540
                                                                                                          ---------------
                                                                                 Subtotal                       376,428
                                                                                                          ---------------

Financial
Citibank                                                                                        NA            1,249,083
Bank One                                                                                        NA              718,683
Marsh Inc                                                                                       NA              284,554
Moodys Investors Service Inc                                                                    NA              167,000
Standard & Poors                                                                                NA              163,863
King & Spalding                                                                                 NA               93,961
Firstar Bank Milwaukee                                                                          NA               71,517
Dunham Express                                                                                  NA               62,682
Bowne of Chicago                                                                                NA               50,734
Navigant Consultants                                                                            NA               40,000
Norwest Banks                                                                                   NA               34,080
Chase Manhattan                                                                                 NA               31,552
Rice Cohen International                                                                        NA               29,675
Offenhauser & Company                                                                           NA               28,900
Goldman Sachs & Co                                                                              NA               28,886
Qualitemps Inc                                                                                  NA               26,505
Pacific Economics Group                                                                         NA               26,228
22 Invoices under $25,000                                                                                        74,989
                                                                                                         ---------------
                                                                                 Subtotal                     3,182,891
                                                                                                         ---------------


                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                               OUTSIDE SERVICES EMPLOYED
                                                      ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                             RELATIONSHIP
                                                                                           -----------------
                                                                                            "A"  = ASSOCIATE
           FROM WHOM PURCHASED                                ADDRESS                       "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------
Fuel Procurment
ISG Resource Inc                                                                                NA              102,125
University of Wisconsin                                                                         NA               30,706
14 Invoices under $25,000                                                                                        60,238
                                                                                                         ---------------
                                                                                 Subtotal                       193,069
                                                                                                         ---------------

Human Resources
Larsonallen Corporate Learning                                                                  NA              277,403
Towers Perrin                                                                                   NA              112,392
Paradigm Learning Inc                                                                           NA               89,950
Organizational Concepts International                                                           NA               67,748
Reinhart Boerner Van Deuren                                                                     NA               66,130
General Medical                                                                                 NA               57,761
The Gray Company                                                                                NA               50,000
Integrated Software Solutions                                                                   NA               46,301
Psychological Associates                                                                        NA               33,000
61 Invoices under $25,000                                                                                       179,517
                                                                                                          ---------------
                                                                                 Subtotal                       980,202
                                                                                                          ---------------

Information Technology
EDS Credit Corporation                                                                          NA            7,002,676
Compuware Corporation                                                                           NA            1,071,225
Inacom Information Systems                                                                      NA              597,397
Comprehensive Computer Consulting                                                               NA              471,371
Exacta Corporation                                                                              NA              421,754
Phoenix Consulting                                                                              NA              387,497
Paragon Development                                                                             NA              320,180
Teamsoft Inc                                                                                    NA              302,863
Entre Information Systems                                                                       NA              256,200
Marchfirst                                                                                      NA              254,940
Smart Solutions Inc                                                                             NA              236,778
Whittman-Hart Inc                                                                               NA              235,233
Jim & Rita Reilly                                                                               NA              138,069
Berbee Networks                                                                                 NA              133,233
Integrated Systems International                                                                NA              120,342
Intellimark Incorporated                                                                        NA              117,326
Stratagem Inc                                                                                   NA               99,542

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                               OUTSIDE SERVICES EMPLOYED
                                                      ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                             RELATIONSHIP
                                                                                           -----------------
                                                                                            "A"  = ASSOCIATE
           FROM WHOM PURCHASED                                ADDRESS                       "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------
Xerox Corporation                                                                               NA               90,418
ADTEC                                                                                           NA               88,242
Inacom                                                                                          NA               77,101
Cambridge Tempositions Inc                                                                      NA               59,477
Goliath Network                                                                                 NA               58,465
Communications Engineering Co                                                                   NA               53,528
Compupros Inc                                                                                   NA               50,490
Gartner Group Inc                                                                               NA               40,000
Peregrine Systems Inc                                                                           NA               39,120
Kelly Services Inc                                                                              NA               38,769
Teksystems                                                                                      NA               35,870
Communication and Management Professionals                                                      NA               34,161
ASAP Software Express                                                                           NA               33,760
Interim Technology                                                                              NA               33,360
PPC Consulting                                                                                  NA               30,225
35 Invoices under $25,000                                                                                        29,775
                                                                                                         ---------------
                                                                                 Subtotal                    12,959,387
                                                                                                         ---------------


Legal & Regulatory
Foley & Lardner                                                                                 NA              473,801
Morgan Lewis & Bockius LLP                                                                      NA              305,111
Thelen Reid & Priest LLP                                                                        NA              221,377
Defrees & Fiske                                                                                 NA              187,342
McDermott Will & Emery                                                                          NA              183,263
Coyne, Niess, Schultz, Becker & Bauer SC                                                        NA              181,355
Gunderson Weindruch Trout & Rhein PC                                                            NA              150,015
Whyte Hirschboeck Dudek SC                                                                      NA              149,693
Brown Winnick Group                                                                             NA              114,935
Leboeuf Lamb Greene & Macrae LLP                                                                NA               67,589
Bradley & Riley PC                                                                              NA               51,778
Brennan Steil Basting & MacDougall SC                                                           NA               36,529
Iowa Utility Association                                                                        NA               35,420
Jansson Shupe Bridge                                                                            NA               33,541
Wisconsin Fuel & Light Company                                                                  NA               31,947
Hannan, Siesennop & Sullivan                                                                    NA               29,713
Campion, Michael A.                                                                             NA               26,800
52 Invoices under $25,000                                                                                       238,996
                                                                                                         ---------------
                                                                                 Subtotal                     2,519,207
                                                                                                         ---------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                               OUTSIDE SERVICES EMPLOYED
                                                      ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                             RELATIONSHIP
                                                                                           -----------------
                                                                                            "A"  = ASSOCIATE
           FROM WHOM PURCHASED                                ADDRESS                       "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------
Marketing & Customer Relations
Alliant Energy Industrial Services                                                              A               358,141
Harte-Hanks Data Technologies                                                                   NA              340,135
Michaels Engineering Inc                                                                        NA              213,695
A-tec Energy                                                                                    NA              165,000
Acudocs LLC                                                                                     NA              152,782
Maxim Group                                                                                     NA              134,893
M&J Marshall Inc                                                                                NA              133,554
Nexus Energy Software                                                                           NA              113,131
Hengel Brothers                                                                                 NA              109,721
CMF&Z                                                                                           NA               99,012
Miller Heiman Incorporated                                                                      NA               96,931
Geonetric Technologies LLC                                                                      NA               64,508
Wegner CPAS, LLC                                                                                NA               60,935
High Voltage Equipment                                                                          NA               59,170
KUWW Engineering                                                                                NA               56,295
Tech Resources Inc                                                                              NA               54,300
Cambridge Reports Research                                                                      NA               53,500
Versafit Technologies                                                                           NA               45,000
HVAC&R Center                                                                                   NA               45,000
Saratoga Systems                                                                                NA               41,075
E Source Inc                                                                                    NA               31,500
Advanced Technology                                                                             NA               27,580
Research International                                                                          NA               26,750
114 Invoices under $25,000                                                                                      497,543
                                                                                                          ---------------
                                                                                 Subtotal                     2,980,151
                                                                                                          ---------------

Miscellaneous Facilities
FBG Service Corporation                                                                         NA            1,257,758
Larson Construction Co Inc                                                                      NA              367,001
Sand Communications                                                                             NA              224,108
Nelson Electric Company                                                                         NA              207,464
Shive Hattery Inc                                                                               NA              144,957
Indoff Incorporated                                                                             NA              143,568
Nesper Sign Advertising                                                                         NA              127,173
Berry Tradesmen Inc                                                                             NA              100,636
Kennys Transfer Inc                                                                             NA               64,378
Modern Piping Incorporated                                                                      NA               57,317
Kilgust Mechanics                                                                               NA               41,500
Broulik Painting Incorporated                                                                   NA               37,380
J&K Warehouse                                                                                   NA               34,878
EG Artz Inc                                                                                     NA               27,980
35 Invoices under $25,000                                                                                       133,413
                                                                                                          ---------------
                                                                                 Subtotal                     2,969,511
                                                                                                          ---------------

                               ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                               OUTSIDE SERVICES EMPLOYED
                                                      ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                             RELATIONSHIP
                                                                                           -----------------
                                                                                            "A"  = ASSOCIATE
           FROM WHOM PURCHASED                                ADDRESS                       "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------

Power Planning Services
Ulteig Engineering                                                                              NA               60,576
Stanley Consultants                                                                             NA               43,863
Compaq                                                                                          NA               40,823
GE Power Systems                                                                                NA               36,300
16 Invoices under $25,000                                                                                        82,039
                                                                                                         ---------------
                                                                                 Subtotal                       263,601
                                                                                                         ---------------

Public Relations
CMF&Z                                                                                           NA              115,976
Wixted Pope Nora & Associates                                                                   NA               39,848
Straus Printing Co                                                                              NA               37,599
Frank N Magid Associates Inc                                                                    NA               28,500
30 Invoices under $25,000                                                                                        69,657
                                                                                                         ---------------
                                                                                 Subtotal                       291,582
                                                                                                         ---------------

Training
Center For Organization Effectiveness                                                           NA              172,787
WD Associates                                                                                   NA              126,272
Applied Professional Training Inc                                                               NA               90,267
UMS Group North                                                                                 NA               69,413
Howick Associates                                                                               NA               45,424
Greenbrier & Russel Inc                                                                         NA               26,421
30 Invoices under $25,000                                                                                       137,466
                                                                                                          ---------------
                                                                                 Subtotal                       668,049
                                                                                                          ---------------

                              ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                ----------------------------------------

                                         For the Year Ended December 31, 2000
                                                            -----------------

------------------------------------------------------------------------------------------------------------------------
                                               OUTSIDE SERVICES EMPLOYED
                                                      ACCOUNT 923
------------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Provide a breakdown by subaccount of outside services employed.  If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown.  Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------------
                                                                                             RELATIONSHIP
                                                                                           -----------------
                                                                                            "A"  = ASSOCIATE
           FROM WHOM PURCHASED                                ADDRESS                       "NA" = NON
                                                                                            ASSOCIATE        AMOUNT
------------------------------------------------------------------------------------------------------------------------
Utility Operations
Interstate Power Company                                                                        A               767,630
Alliant Energy Resources Inc                                                                    A               610,386
Wisconsin Power & Light Company                                                                 A               486,827
IES Utilities Inc                                                                               A               236,855
                                                                                                          ---------------
                                                                                 Subtotal                     2,101,699
                                                                                                          ---------------

Other
Deloitte Consulting                                                                             NA            2,211,244
  E business consulting service
Corporate Relocation Services                                                                   NA            2,081,887
  Misc. employee relocation reimbursement
GE Card service                                                                                 NA              153,671
  Outside service paid by credit card
EPRI                                                                                            NA               49,344
  Engineering & IT related projects
Kenneth Pearson                                                                                 NA               28,889
  ERP time tracking services
AES Pacific Inc                                                                                 NA               34,141
  B2B consulting service
DHR Inc                                                                                         NA               34,048
  Board recruitment
36 Misc. General & Other under $25,000                                                                          158,326
                                                                                                         ---------------
                                                                                 Subtotal                     4,751,550
                                                                                                         ---------------

----------------------------------------------------------------------------------------------------------------------
                                                                                    TOTAL                  $ 43,372,269
------------------------------------------------------------------------------------------------------------------------

                                 ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                  ---------------------------------------

                                          For the Year Ended December 31, 2000
                                                             -----------------

-------------------------------------------------------------------------------------------------------------------------

                                             EMPLOYEE PENSIONS AND BENEFITS
                                                      ACCOUNT 926

-------------------------------------------------------------------------------------------------------------------------

                   INSTRUCTIONS:    Provide a listing of each pension plan and benefit program provided by the service company.  Such listing should be limited to $25,000.

-------------------------------------------------------------------------------------------------------------------------

                                    DESCRIPTION                                                              AMOUNT

-------------------------------------------------------------------------------------------------------------------------

Pension                                                                                                      $ 6,221,583
Medical                                                                                                        4,315,752
401-K                                                                                                          1,921,377
Post Retirement Benefits                                                                                         736,777
Life Insurance                                                                                                   399,851
Dental                                                                                                           386,116
Long Term Disability                                                                                             181,902
Tuition Reimbursement                                                                                            143,605
Other                                                                                                             85,818




















-------------------------------------------------------------------------------------------------------------------------
                                                                                                            $ 14,392,781
-------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2000
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

------------------------------------------------------------------------------------------------------------------------------------

                                              INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                             "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------------------------------------------------------------

                        DESCRIPTION                                       NAME OF PAYEE                               AMOUNT

------------------------------------------------------------------------------------------------------------------------------------
Advertising in newspapers, periodicals, billboards, radio, etc.      Yellow Page Control Ltd                        $ 352,496
                                                                     KCRG TV 9                                        156,190
                                                                     WMTV Madison                                     125,620
                                                                     Madison Newspapers Inc                            59,258
                                                                     The David Group                                   50,186
                                                                     Cahners Business Information                      37,675
                                                                     Charter Media                                     36,036
                                                                     Halcyon Business Publications Inc                 35,408
                                                                     KAAL TV                                           33,861
                                                                     The Gazette Company                               30,349
                                                                     Crain Communications Inc                          27,390
                                                                     Cedar Rapids Television Company                   21,120
                                                                     Expansion Management                              20,906
                                                                     Telegraph Herald                                  19,822
                                                                     Penton Media, Inc.                                14,612
                                                                     Kwwl TV                                           13,400
                                                                     Freeborn County Shopper                            9,743
                                                                     Law Bulletin Publishing Co.                        9,342
                                                                     Houck Motor Couch Advertising                      8,724
                                                                     Cedar Rapids Baseball Club Inc                     8,480
                                                                     Globe Gazette                                      7,914
                                                                     Recourse Communications                            7,887
                                                                     Des Moines Register                                6,975
                                                                     Obie Media Corporation                             6,798
                                                                     Journal Sentinel Inc                               6,797
                                                                     Mature Lifestyle's                                 5,000
                                                                     Kate AM Three Eagle Communication                  4,287
                                                                     Madison Times Weekly Newspaper                     4,238
                                                                     Inroads                                            3,900
                                                                     Wolx                                               3,690
                                                                     Trails Media Group Inc                             3,626
                                                                     Monster.Com                                        3,525
                                                                     Bresnan Communications                             3,228

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2000
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

------------------------------------------------------------------------------------------------------------------------------------

                                              INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                             "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------------------------------------------------------------

                        DESCRIPTION                                       NAME OF PAYEE                               AMOUNT

------------------------------------------------------------------------------------------------------------------------------------
Advertising matter such as posters, bulletins, booklets and          Solbergs                                          33,123
related items                                                        Presentations Inc                                  6,143
                                                                     Wisconsin Sports Development Corporation           5,000
                                                                     Society of Manufacturing                           4,400
                                                                     Fabricators & Manufacturers Association Int'l      4,200
                                                                     UW Foundation                                      3,000

Fees and expenses of advertising agencies and commercial             CMF&Z                                          1,141,810
artists                                                              AT&T Media Services                               64,180
                                                                     Geonetric Technologies LLC                        47,580
                                                                     Iowa Utility Association                          18,315
                                                                     Cedar River Ink                                   15,945
                                                                     Robin Sempf                                       11,902
                                                                     Big Behr Design Co                                 9,342
                                                                     Detter Design                                      7,716
                                                                     RW Borley Advertising                              6,282
                                                                     Seyfer, Pete                                       5,289
                                                                     Turner, Megan                                      5,190
                                                                     Metro Communications                               4,948

Supplies and expenses in preparing advertising materials             Iowa Department Natural Resources                 77,000
                                                                     United States Postmaster                           4,090

Printing of booklets, dodgers, bulletins, etc.                       Cedar Graphics                                    42,190
                                                                     J & A Printing                                    12,262
                                                                     Straus Printing C5                                 8,945
                                                                     Cornerstone Press                                  8,104
                                                                     Reindl Printing                                    7,836
                                                                     WDG Communications                                 7,449
                                                                     Johnson Graphics                                   5,442
                                                                     MF Blouin                                          4,643
                                                                     Kinkos Inc                                         3,979
                                                                     Arrow Printing                                     3,325

                                          ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2000
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                         GENERAL ADVERTISING EXPENSES
                                                                ACCOUNT 930.1

------------------------------------------------------------------------------------------------------------------------------------

                                              INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
                                                             "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition.  If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

------------------------------------------------------------------------------------------------------------------------------------

                        DESCRIPTION                                       NAME OF PAYEE                               AMOUNT

------------------------------------------------------------------------------------------------------------------------------------
Other - Customer Information                                         297  Invoices Under $3000                         87,085
Other - Public Relations                                             53  Invoices Under $3000                          25,768
Other - Economic Development                                         57  Invoices Under $3000                          29,403
Other - Employment Advertising                                       41 Invoices Under $3000                           13,430
Other                                                                22 Invoices Under $3000                            6,725

                                                                                                                    ----------
                                                                                                                    2,880,524
------------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2000
                                                                        ------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                        MISCELLANEOUS GENERAL EXPENSES
                                                                ACCOUNT 930.2

------------------------------------------------------------------------------------------------------------------------------------

                                                      INSTRUCTIONS: Provide a listing of the amount included in Account 930.2,
                                                                    "Miscellaneous General Expenses", classifying such expenses according to their nature.  Payments and expenses permitted by
                                                                    Section 321(b)(2) of the Federal Election Campaign Act, as
                                                                    amended by Public Law 94-283 in 1976 (2 U.S.C. ~ 441(b)(2)
                                                                    shall be separately classified.

------------------------------------------------------------------------------------------------------------------------------------

                                                      DESCRIPTION                                                  AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Industry Dues, Memberships and Fees                                                                             $ 4,011,212
Land & Land Rights                                                                                                2,224,176
Research Support                                                                                                  1,987,911
Investor Communication                                                                                            1,864,150
Director Fees                                                                                                       780,380
Miscellaneous Insurance                                                                                             134,000
Other                                                                                                               104,301

















------------------------------------------------------------------------------------------------------------------------------------
                                                                                              TOTAL           $ 11,106,130
------------------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ----------------------------------------

                                                     For the Year Ended December 31, 2000
                                                                        ------------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                    RENTS
                                                                 ACCOUNT 931

------------------------------------------------------------------------------------------------------------------------------------
                                                      INSTRUCTIONS: Provide a listing of the amount included in Account 931 "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of
                                                                    Accounts.

------------------------------------------------------------------------------------------------------------------------------------

                                                   TYPE OF PROPERTY                                          AMOUNT
------------------------------------------------------------------------------------------------------------------------------------

Facilities Rental                                                                                       $ 25,351,032
Equipment Rental                                                                                           5,764,057
Software Rental                                                                                            2,514,844






























------------------------------------------------------------------------------------------------------------------------------------
                                                                                        TOTAL           $ 33,629,933
------------------------------------------------------------------------------------------------------------------------------------

                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2000
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                        TAXES OTHER THAN INCOME TAXES
                                                                 ACCOUNT 408

------------------------------------------------------------------------------------------------------------------------------------
                                                    INSTRUCTIONS: Provide an analysis of Account 408, "Taxes Other than Income
                                                                  Taxes".  Separate the analysis into two groups (1) other than
                                                                  U.S. Government taxes, and (2) U.S. Government taxes.  Specifiy each of the various kinds of taxes and show the amounts thereof.
                                                                  Provide a subtotal for each class of tax.

------------------------------------------------------------------------------------------------------------------------------------

                                                     KIND OF TAX                                              AMOUNT

------------------------------------------------------------------------------------------------------------------------------------

Other Than U.S. Government Taxes
--------------------------------
Franchise Taxes                                                                                                     $ 17,797
State Unemployment                                                                                                   245,012
                                                                                                    -------------------------
                                                                                           Subtotal                  262,809
                                                                                                    -------------------------

U.S. Government Taxes
---------------------
Social Security                                                                                                    6,116,143
Federal Unemployment                                                                                                  81,819
                                                                                                    -------------------------
                                                                                           Subtotal                6,197,962
                                                                                                    -------------------------




















------------------------------------------------------------------------------------------------------------------------------------
                                                                                              TOTAL              $ 6,460,771
------------------------------------------------------------------------------------------------------------------------------------

                                    ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                     ---------------------------------------

                                              For the Year Ended December 31, 2000
                                                                 -----------------

---------------------------------------------------------------------------------------------------------------------------------

                                                           DONATIONS
                                                         ACCOUNT 426.1

---------------------------------------------------------------------------------------------------------------------------------
                                      INSTRUCTIONS: Provide a listing of the amount included in Account 426.1,
                                                    "Donations", classifying such expenses by its purpose.  The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

---------------------------------------------------------------------------------------------------------------------------------

                 NAME OF RECIPIENT                                         PURPOSE OF
                                                                            DONATION                                AMOUNT
---------------------------------------------------------------------------------------------------------------------------------

Madison Fireworks Fund                              Sponsor Rhythm & Booms                                              $ 27,500
Support Our Schools                                 Sponsor School Bond Issue                                             20,000
Fifth Season Race                                   2000 Donation                                                         15,000
Buckets for Hunger                                  2000 Donation                                                         15,000
Woods Quality Center                                Iowa Recognition for Performance Excellence                           12,500
Wisconsin Women's Health Foundation                 Sponsor Golf Fundraiser                                               10,000
UW System                                           Economic Summit                                                       10,000
IA2010 Strategic Planning Council                   2000 Donation                                                         10,000
Madison Community Health Center                     2000 Donation                                                         10,000
Aero-Metric Incorporated                            Riverland Conservancy                                                  8,570
United Way of Dane County                           2000 Donation                                                          6,000
Keokuk Firefighters Memorial Fund                   Firefighter Fund                                                       5,000
Iowa Association of Business and Industry           Tournament Sponsorship                                                 5,000
Iowa Scholarship Fund                               Sponsor Iowa Athletics                                                 5,000
Tomah Youth Hockey                                  Donation for Ice Arena                                                 5,000
Columbia County Economic Development                Labor Forum Donation                                                   5,000
Erickson Publishing                                 Sponsor Wisconsin Women's Expo                                         5,000
Fantasy of Lights                                   Sponsor Holiday Display                                                5,000
ISU Foundation                                      Sponsor Iowa State Athletics                                           5,000
Concert Chorale                                     Sponsor Messiah Concert                                                5,000
Dubuque Symphony Orchestra                          2000 Donation                                                          5,000
Science Station                                     Sponsor Opening of Gallery                                             5,000
Breast Cancer Recovery Foundation                   2000 Donation                                                          5,000
The Salvation Army                                  2000 Donation                                                          5,000
Hospice Care Inc.                                   2000 Donation                                                          5,000
Mac's Construction                                  Riverland Conservancy                                                  4,950
Robin L. Sempf                                      Brazil Video for City of Madison                                       4,476
Wisconsin History Foundation                        Sponsor Historical Sites                                               4,000
Hillcrest Family Services                           Sponsor Holiday Display                                                4,000
RLO Sign Inc                                        Riverland Conservancy                                                  3,185
Clark Forestry                                      Riverland Conservancy                                                  3,185
Madison Environmental Group                         Riverland Conservancy                                                  3,042
Green County Cheese Days                            Sponsor Major Community Event                                          3,000
St. Lukes Auxiliary                                 Festival of Trees                                                      3,000
YWCA of Cedar Rapids & Linn County                  Women's Achievement Tribute                                            3,000
The Rainbow Project                                 2000 Donation                                                          3,000
Community Action Coalition Food Pantry              2000 Donation                                                          3,000
Other                                               636 Invoices                                                         355,426

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                        TOTAL          $ 611,834
---------------------------------------------------------------------------------------------------------------------------------

                                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                       ---------------------------------------

                                                For the Year Ended December 31, 2000
                                                                   -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                          OTHER DEDUCTIONS
                                                            ACCOUNT 426.5

------------------------------------------------------------------------------------------------------------------------------------
                                       INSTRUCTIONS: Provide a listing of the amount included in Account 426.5
                                                     "Other Deductions", classifying such expenses according to their nature.


------------------------------------------------------------------------------------------------------------------------------------

DESCRIPTION                                                                NAME OF PAYEE                                AMOUNT

------------------------------------------------------------------------------------------------------------------------------------
Advertising                                                                                                         $ 1,710,943
Life Insurance                                                                                                          948,894
Civic, Political and Related Activities                                                                                 544,976
Other                                                                                                                   754,914






















------------------------------------------------------------------------------------------------------------------------------------
                                                                                                    TOTAL           $ 3,959,727
------------------------------------------------------------------------------------------------------------------------------------



                                           ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                                            ---------------------------------------

                                                     For the Year Ended December 31, 2000
                                                                        -----------------

------------------------------------------------------------------------------------------------------------------------------------

                                                                SCHEDULE XVIII
                                                         NOTES TO STATEMENT OF INCOME

------------------------------------------------------------------------------------------------------------------------------------
                INSTRUCTIONS:          The space below is provided for important notes regarding the
                                       Statement of Income or any account thereof.  Furnish particulars as to any significant increases and services rendered or expenses incurred during the year.  Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

------------------------------------------------------------------------------------------------------------------------------------


See Schedule XIV - Notes to Financial Statements.


























------------------------------------------------------------------------------------------------------------------------------------


                                      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                                      --------------------------------------------------------

                                                    Executive Organization Chart





                                        -----------------------------------------------------

                                                    Chairman of the Board and
                                                     Chief Executive Officer

                                        -----------------------------------------------------
                                                                +
                                                                +
                                                                +
                                                                +
                                                                +
                                                                +
                                                                +
         +++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
         +                       +                      +                      +                    +                      +
         +                       +                      +                      +                    +                      +
         +                       +                      +                      +                    +                      +
         +                       +                      +                      +                    +                      +
         +                       +                      +                      +                    +                      +
--------------------   ----------------------  ------------------------  ----------------    ----------------       ----------------
Executive Vice         Executive Vice          Executive Vice            Executive Vice      Executive Vice
President -            President - Business    President - Energy        President and       President and             President
Generation and         Development and         Delivery and President,   General Counsel     Chief Financial
President, Wisconsin   President, Alliant      IES Utilities Inc. and                        Officer
Power and Light Co.    Energy Resources, Inc.  Interstate Power Company
--------------------   ----------------------  ------------------------  ----------------    ----------------       ----------------
         +                                              +                                      +
         +                                              +                                      +
         +                                              +                                      +
         +                                              +                                      +
         +                                              +                                      +
-----------------------                           ------------------                           +     --------------------------
Vice President,                                   Vice President,                              +      Corporate Controller
Performance Engineering                           Customer                                     ++++++ and
and Environmental                                 Operations                                   +      Chief Accounting Officer
-----------------------                           -------------------                          +     --------------------------
                                                        +                                      +
                                                        +                                      +
                                                        +                                      +
                                                        +                                      +
                                                        +                                      +
                                                  -------------------                          +     ---------------------
                                                  Vice President,                              +      Vice President -
                                                  Engineering, Sales,                          ++++++ Treasurer and
                                                  and Marketing                                       Corporate Secretary
                                                  -------------------                                ----------------------
                                                                                                        +
                                                                                                        +
                                                                                                        +      -----------
                                                                                                        +      Assistant
                                                                                                        ++++++ Corporate
                                                                                                        +      Secretary
                                                                                                        +      -----------
                                                                                                        +
                                                                                                        +
                                                                                                        +
                                                                                                        +      -----------
                                                                                                        +      Assistant
                                                                                                        ++++++ Corporate
                                                                                                        +      Secretary
                                                                                                        +      -----------
                                                                                                        +
                                                                                                        +
                                                                                                        +
                                                                                                        +      -----------
                                                                                                        +      Assistant
                                                                                                        ++++++ Treasurer
                                                                                                        +      -----------
                                                                                                        +
                                                                                                        +
                                                                                                        +
                                                                                                        +      -----------
                                                                                                        +      Assistant
                                                                                                        ++++++ Treasurer
                                                                                                               -----------

       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                        ---------------------------------------

                      Methods of Allocation


Ratio                      Description

  1  Units Sold or Transported Ratio

     A ratio, based on appropriate Client Company electric, gas, steam or water units of sale and/or transport, excluding intra-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and foreign utility company affiliates for which the Service Company provides energy related services, where applicable). The product-specific units of sales are domestic kilowatt-hour electric sales, dekatherms of gas sold or transported , units of water, or units of steam. A separate ratio will be calculated and used for each utility type (electric, gas, water and steam).


  2  Electric Peak Load Ratio

     A ratio, based on the sum of the monthly domestic firm electric maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

  3  Number of Customers Ratio

     A ratio, based on the sum of the firm domestic electric customers (and/or gas customers, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

  4  Number of Employees Ratio

     A ratio, based on the sum of the number of employees at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

  5  Construction Expenditures Ratio

     A ratio, based on construction expenditures for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. To the extent possible, costs will be segregated by utility type (i.e., electric, gas, water, steam etc.) as well as by function (i.e., production, transmission, distribution and general). If any remaining construction-related costs are common to all utility types, such common costs will be allocated between utility types and functions based on the total of all construction expenditures.

      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                        ---------------------------------------

                      Methods of Allocation


Ratio                      Description

Continued:

  6  Circuit Miles of Electric Distribution Lines Ratio

     A ratio, based on installed circuit miles of domestic electric distribution lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

  7  Number of Meters Ratio

     A ratio, based on the sum of the number of installed electric meters (and/or gas, water or steam meters, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. A separate ratio will be calculated and used for each utility type (i.e. electric, gas, water, steam etc.).

  8  Total Assets Ratio

     A ratio, based on the sum of the total assets at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable).

  9  Circuit Miles of Electric Transmission Lines Ratio

     A ratio, based on installed circuit miles of electric transmission lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 10  Number of Central Processing Unit Seconds Ratio

     A ratio, based on the number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function, and the denominator of which is for all Client Companies, (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.

 11  Gross Plant Ratio

     A ratio, based on the sum of direct plant at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all
     Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable).

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
      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                        ---------------------------------------

                      Methods of Allocation


Ratio                      Description

Continued:

 12  Materials, Supplies and Services Ratio

     A ratio, based on the sum of materials, supplies and services, either issued from inventory or directly purchased, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company, or function, and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

 13  Tons of Coal Burned Ratio

     A ratio, based on the tons of coal burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 14  Gallons of Oil Burned Ratio

     A ratio, based on the gallons of oil burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 15  Dekatherms of Gas Ratio

     A ratio, based on the dekatherms of gas purchased for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 16  MCF Peak Load Ratio

     A ratio, based on the sum of the monthly gas maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 17  Feet of Gas Line Ratio

     A ratio, based on installed footage of gas lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 18  Feet of Steam Distribution Lines Ratio

     A ratio, based on installed footage of steam lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

      ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                        ---------------------------------------

                      Methods of Allocation


Ratio                      Description

Continued:

 19  Steam Peak Load Ratio

     A ratio, based on the sum of the monthly steam maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 20  Feet of Water Distribution Lines Ratio

     A ratio, based on installed footage of water lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 21  Water Peak Load Ratio

     A ratio, based on the sum of the monthly water maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 22  Number of Bills Ratio

     A ratio, based on the sum of the number of monthly bills issued, for the immediately preceding twelve calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

 23  General Ratio

     A ratio based on the sum of all Service Company expenses directly assigned or allocated, based on allocators other than this "General Ratio" to Client Companies (excluding fuel, gas, purchased power and the cost of goods sold) for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Function and the denominator of which is for all Client Companies (and Alliant Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company. As used herein, "cost of goods sold" represents materials that are resold to the ultimate consumer.

   ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                    ---------------------------------------

  Annual Statement of Compensation for Use of Capital Billed


The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 2000.

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of of Accounts for Mutual Service Companies and Subsidiary Service Companies, Alliant Energy Corporate Services, Inc. submits the following information on the billing of interest on borrowed funds to associate companies for the year 2000:

A. Amount of interest billed to associate companies is contained on page 25, Analysis of Billing, as part of the direct costs charged.

B. The basis for billing of interest to the associate companies is based on the daily outstanding balance of all loans outstanding during the month.

       ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                        ---------------------------------------

                           Signature Clause


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.

           Alliant Energy Corporate Services, Inc.
           -----------------------------------------
                 (Name of Reporting Company)


         By:        /s/ John E. Kratchmer
           -----------------------------------------
                (Signature of Signing Officer)


           John E. Kratchmer, Corporate Controller and Chief Accounting Officer
           --------------------------------------------------------------------
           (Printed Name and Title of Signing Officer)



Date: April 27, 2001
      ---------------

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